Exhibit 10.3

Execution Copy

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made effective the 6th day of March, 2016, between Westport Innovations Inc., a corporation incorporated under the laws of Alberta (the “Company”), Pangaea Two Management, LP, a Delaware limited partnership (“Cartesian”), and, solely for the purposes of Section 10, Fuel Systems Solutions, Inc., a Delaware corporation (“Fuel Systems”). The Company, Cartesian and, solely for the purposes of Section 10, Fuel Systems, are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS the Company and Cartesian have previously entered into an Investment Agreement dated January 11, 2016 (the “Investment Agreement”);

AND WHEREAS the parties hereto wish to amend the terms of the Investment Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of this Agreement and the mutual terms and conditions set forth herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties hereto agree as follows:

1.	Cartesian hereby acknowledges and agrees that the Agreement and Plan of Merger originally dated September 1, 2015 (the “Merger Agreement”) has, or will be, amended in accordance with the terms of Amendment No. 1 to the Agreement and Plan of Merger in substantially the form attached as Schedule “A” hereto (the “Merger Agreement Amendment”) and that such amendment shall not constitute a breach of any provision of the Investment Agreement and that hereafter references to the “Fuel Systems Merger Agreement” in the Investment Agreement shall refer to such Merger Agreement as so amended.

2.	Cartesian hereby waives each of the conditions to the obligation of Cartesian to consummate the transactions described in Section 2.1 of the Investment Agreement (the “Convertible Note Closing”) (and not for the avoidance of doubt with respect to the Purchased Asset Closing described in Section 2.2 of the Investment Agreement) which are contained in Sections 3.2(a)(i) through (iv), 3.2(a)(vi) through (viii), Section 3.2(c)(iii) and Section 3.2(c)(v) of the Investment Agreement provided, however, that Cartesian shall not be deemed to have waived any rights pursuant to Section 7.1. In addition Section 3.2(c)(iv) is hereby amended and restated in its entirety as follows: “The Company shall consummate, simultaneously with the Convertible Note Closing, the closing of the Merger pursuant to the Fuel Systems Merger Agreement.”

3.	Section 2.4 of the Investment Agreement is hereby amended by adding the following after the reference to Article III in the first sentence thereof: “(other than conditions which, by their nature or their express terms, are to be satisfied on the applicable closing date)”.

4.	Upon consummation of the Merger, the definition of “Minimum Threshold” in each of the Investment Agreement and the form of Convertible Note attached as Exhibit A to the Investment Agreement will be deleted and replaced with the following definition:

“Minimum Threshold” means Common Shares (or Note Shares issuable in respect of Notes) representing at least eighty percent (80%) of the original number of Note Shares, as adjusted for any stock split or other similar adjustment and treating the number of Common Shares into which any Convertible Notes held by Cartesian, any Purchaser, or any permitted assignee thereof may be converted as Note Shares.

5.	Upon consummation of the Merger, the following definition of “EBITDA” will be added to Section 1.1 of the Investment Agreement:

“EBITDA” means for any period, net income of the Company and its Subsidiaries from continuing operations plus, without duplication and only to the extent deducted in determining net income for such period, (i) interest expense and income taxes expensed during the period, (ii) depreciation and amortization deducted for such period (including amortization for stock-based compensation), (iii) extraordinary losses, (iv) losses on the sale, divestiture, disposal, transfer or license of assets or other similar transaction, in each case outside of the ordinary course of business, and (v) transaction or restructuring charges, costs or expenses, minus, without duplication and only to the extent included in determining net income for such period (a) extraordinary gains and (b) gains on the sale, divestiture, disposal, transfer or license of assets or other similar transaction, in each case outside of the ordinary course of business, and reflecting any further adjustments that the Company makes to its reported EBITDA for such period, with each of the foregoing components being determined in accordance with GAAP, consistently applied (provided that if the application in prior periods is inconsistent with GAAP, then GAAP takes precedence).

6.	Upon consummation of the Merger, Section 6.13 of the Investment Agreement will be amended as follows:

To add a third proviso to the first sentence thereof as follows: “; and provided, further, that, upon and following the consummation of the Merger, the issuance or incurrence of guarantees and indebtedness otherwise restricted by the foregoing limitations set out in clauses (a) and (c) shall not be a breach of such limitations so long as the total of indebtedness and guarantees of the Company and its Subsidiaries is and remains below the Total Debt Limit (as defined below), it being understood that if the total of indebtedness and guarantees of the Company and its Subsidiaries exceeds the Total Debt Limit, the existence of guarantees and indebtedness that would have been otherwise restricted by the foregoing limitations set out in clauses (a) and (c) shall be cured by the Company within 90 days and, failing such cure, treated as a breach of the limitations set out in clauses (a) and (c) unless and until such indebtedness again falls to or below the Total Debt Limit.”

To delete the reference to “$65,270,000” and replace such reference with the following: “the greater of (i) $65,270,000; and (ii) twice the annual EBITDA of the combined Company and its Subsidiaries (giving pro forma effect to the consummation of the Merger), calculated no more frequently than once per year and utilizing the Company’s and its Subsidiaries’, consolidated audited financial statements (the greater of (i) and (ii), the “Total Debt Limit”)”.

7.	Upon consummation of the Merger, the definition of “Valuation Price” in the form of Convertible Note attached as Exhibit A to the Investment Agreement will be deleted and replaced with the following definition:

“Valuation Price” means an amount as would provide the same percentage of fully diluted ownership in Common Shares as the Holder would have been entitled to prior to that certain

Merger Agreement Amendment but, for the avoidance of doubt, such amount shall not be more than $2.31 or (assuming the Merger Agreement is not amended further following execution of the Merger Agreement Amendment by the parties thereto) less than $2.00, in each case as adjusted for any stock split, subdivision or other similar adjustment of Common Shares.

8.	The following clause (c) is hereby added to Section 8.6 of the Investment Agreement:

(a)	Closing Fee; Reimbursement of Expenses. Without limiting clause (a) of this Section 8.6, the Company shall pay an additional One Hundred and Fifty Thousand Dollars ($150,000) of expenses incurred by Cartesian in connection with the negotiation and consummation of the transactions contemplated hereunder.

9.	Upon consummation of the Merger, the following will be added to Section 6.17(b)(i):

“provided, that Cartesian will not unreasonably withhold its prior written consent to the sale of all or substantially all of the assets and business of IMPCO Technologies, Inc., as existing as of the date of the closing of the Merger (other than changes in the ordinary course of business), and each of its subsidiaries, each as existing as of the date of the closing of the Merger (the “Industrials Division”), provided that (A) such sale is unanimously approved by the Company’s Board of Directors (subject to any recusal of Cartesian’s director) prior to January 1, 2020, (B) such sale is executed on terms, taken as a whole, that are not materially less favorable to the Company than would be obtained in an arms’ length transaction and the Company obtains a letter or opinion from an independent accounting, appraisal, investment banking firm or consultant of national reputation with respect to the fairness from a financial point of view to the Company of the arm’s-length nature of the terms, and (C) if reasonably requested by Cartesian following such sale, the Company and its Subsidiaries, as applicable, shall grant and perfect a security interest to Cartesian or its applicable Affiliate(s) in incremental assets that are not prohibited from being so pledged as security, sufficient to secure payment of the Contingent Payment Amounts, the terms and documents of such security interest to be substantially equivalent to those contained in Section 2.3(b)(ii), mutatis mutandis. In the event that it is necessary to so grant and perfect a security interest in any incremental assets, such incremental assets shall not consist of any assets of Fuel Systems of any of its Subsidiaries owned by them as of the date of the closing of the Merger or any equity interests in Fuel Systems or any of its Subsidiaries.”

10.

(a) Each Party, each on its and on behalf of its controlling persons, associates, Affiliates and Subsidiaries and each and all of its respective past or present, direct or indirect, officers, directors, principals, general partners or limited partners or members, portfolio companies, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, entities providing fairness opinions, advisors or agents, insurers, legal representatives, predecessors, successors or assigns (collectively, the “Releasing Persons”), shall and shall be deemed to have completely, fully, finally and forever compromised, settled, released, discharged, extinguished, relinquished, and dismissed with prejudice any claims, demands, rights, actions, causes of action, potential actions, liabilities, damages, diminutions in value, debts, losses, obligations, judgments, interest, penalties, fines, sanctions, fees, duties, suits, costs, expenses, matters, controversies, and issues known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, including known claims and Unknown Claims (defined below), whether individual, direct, class, derivative, representative, legal, equitable or of any other type or asserted in any other capacity, that have been or could have been, asserted in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal, state, foreign, statutory or common law, including the federal or state securities, antitrust, and disclosure laws or any claims that could be asserted derivatively), by or on behalf of such Party or any of its Releasing Persons, against any of the other Parties or any of their respective controlling persons, associates, Affiliates or Subsidiaries and each and all of their respective past or present, direct or indirect, officers, directors, stockholders, shareholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, entities providing fairness opinions, advisors or agents, insurers, heirs, executors, trustees, general or limited partners or partnerships, investment funds, portfolio companies, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors or assigns (the “Released Persons”), which the Releasing Persons ever had, now have, or may have in the future by reason of, arising out of, relating to, or in connection with the acts, events, facts, circumstances, matters, transactions, occurrences or non-occurrences, statements or representations, or any other matter whatsoever set forth in or otherwise related, directly or indirectly, to the Investment Agreement, this Amendment, the Merger Agreement, any term, condition or circumstance of the Merger or the events that preceded this Amendment, or disclosures made in connection with the Investment Agreement, this Amendment, the Merger Agreement or the Merger, prior to the date of this Amendment (including any alleged misstatements or omissions or the adequacy and completeness of such disclosures) (the “Settled Claims”); provided, however, that the Settled Claims shall not include (i) any claims to enforce this Amendment and any rights, obligations, privileges or claims that such parties may have under the Investment Agreement or the Merger Agreement, each as amended, arising after the date of this Amendment, (ii) as between the Company and Fuel Systems and their respective Releasing Persons and Released Persons, any claims that do not constitute, or are expressly excluded from, the definition of Settled Claims pursuant to Section 20(a) of the Merger Agreement Amendment or (iii) any rights, obligations, privileges or claims that Cartesian may have against the Company, or the Company may have against Cartesian, under the Investment Agreement arising prior to the date of this Amendment.

(b) Each of the Parties, each on its own behalf and on behalf of its Releasing Persons, acknowledges that it may discover facts in addition to or different from those now known or believed to be true by it with respect to the Settled Claims, but that it is the intention of such party on its own behalf and on behalf of its Releasing Persons, to completely, fully, finally, and forever compromise, settle, release, discharge, extinguish, and dismiss any and all Settled Claims, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Each of the Parties, on its own behalf and on behalf of its Releasing Persons, acknowledges that “Unknown Claims” are expressly included in the definition of “Settled Claims,” and that such inclusion was expressly bargained for and was a key element of this Amendment and the releases set forth in this Section 10 and was relied upon by each and all of the Released Persons in entering into this Amendment. “Unknown Claims” means any claim that a party or any of its Releasing Persons does not know or suspect exists in his, her or its favor at the time of the release of the Settled Claims as against the Released Persons, including without limitation those which, if known, might have affected the decision to enter into this Amendment.

(c) The releases set forth in this Section 10 are intended to extinguish all Settled Claims and, consistent with such intention, the Releasing Persons shall waive and relinquish, to the fullest extent permitted by Law, the provisions, rights, and benefits of any state, federal or foreign law or principle of common law, that may have the effect of limiting the releases set forth in Sections 10(a) and 10(b).

11.	Except to the extent amended by this Agreement, the parties hereby confirm the terms and provisions of the Investment Agreement, which agreement shall continue in full force and effect in accordance with the terms thereof.

12.	This Amending Agreement may be executed in counterparts and delivered by facsimile or other electronic means, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amending Agreement as of the date and year first written above.

WESTPORT INNOVATIONS INC.

Per:	/s/ David Demers
	Name:	David Demers
	Title:	Chief Executive Officer

PANGAEA TWO MANAGEMENT, LP

By:	Pangaea Two Admin GP, LLC
Its:	General Partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Authorized Person

PANGAEA TWO ACQUISITION HOLDINGS XIV, LLC

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	President

PANGAEA TWO ACQUISITION HOLDINGS PARALLEL XIV, LLC

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	President

Solely for purposes of Section 10 hereof:

FUEL SYSTEMS SOLUTIONS, INC.

By:	/s/ Pietro Bersani
Name:	Pietro Bersani
Title:	Chief Financial Officer